UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2003

Aviall, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12380	65-0433083
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2750 Regent Boulevard DFW Airport, Texas	75261
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 586-1000

Not Applicable

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

On June 25, 2003, we announced that we agreed to sell $200.0 million of 7 5/8% Senior Notes due 2011 in an offering exempt from the registration requirements of the Securities Act of 1933. Subject to satisfaction of closing conditions, we expect the offering to close on June 30, 2003. In addition, as previously reported, on June 12, 2003, affiliates of The Carlyle Group converted all of the outstanding shares of Series D Redeemable Preferred Stock into 11,100,878 shares of common stock (the “Conversion”).

After taking into account the impact of the proposed offering, including the application of the expected net proceeds thereof, and based on management’s analysis of current information regarding anticipated earnings, expenses, taxes, interest and related expense and depreciation and amortization, we expect our net earnings in 2003 will be approximately $18 million and our EBITDA will be approximately $85 million. In addition, we expect our earnings (loss) per share for 2003 to be in the range of $(0.40) to $(0.44), which includes the impact of a $24.3 million non-cash reduction to our net earnings available to common shareholders arising in connection with the Conversion and $2.0 million of normal, quarterly payable-in-kind dividends on the shares of Series D Redeemable Preferred Stock paid during 2003.

On a pro forma basis after giving effect to the impact of the proposed offering, including the application of the expected net proceeds thereof, and the Conversion as if each had occurred prior to January 1, 2003, our forecasted earnings per share for 2003 would have been in the range of $0.94 to $0.98. The pro forma forecasted 2003 earning per share numbers exclude an $11.7 million loss on the extinguishment of debt (net of tax) arising from the redemption of Aviall Service’s 14% Senior Notes due 2007 (the “14% Notes”) upon consummation of our proposed offering; a $24.3 million non-cash reduction to our net earnings available to common shareholders arising in connection with the Conversion; and $2.0 million of normal, quarterly payable-in-kind dividends on the shares of Series D Redeemable Preferred Stock paid during 2003.

EBITDA represents earnings from continuing operations before depreciation, amortization, interest and related expense and tax expense. Interest and related expense includes the $18.1 million (pretax) write-off of unamortized financing costs and debt discount and the redemption premium paid in connection with our refinancing of the 14% Notes. In no event should EBITDA be considered as an alternative to net earnings or any other GAAP measure as an indicator of our performance, nor should EBITDA be considered as an alternative to cash flows provided by operating activities as an indicator of cash flows or a measure of liquidity. We believe that EBITDA is a useful measure, along with other measurements under GAAP, in evaluating our financial performance and our ability to service our debt and is a conventionally used financial indicator. In addition, management uses EBITDA as a financial measure to evaluate our operating performance. Our measurement of EBITDA may not be comparable to those of other companies.

The following table reconciles our forecast of EBITDA for 2003 to our forecast of net earnings for 2003, including the impact of our proposed $200.0 million senior notes offering.

Forecast For Year Ending December 31, 2003
(in millions)
Net earnings	$18
Plus:
Income tax expense	11
Interest and related expense	41
Depreciation and amortization expense	15

EBITDA	$85

The foregoing forecast updates and supercedes the forecasted information included in the Current Report on Form 8-K/A that we filed with the Securities and Exchange Commission on June 23, 2003. These forecasts reflect numerous assumptions concerning our anticipated future performance and with respect to prevailing and anticipated market and economic conditions which are beyond our control and which may not materialize. Forecasts and projections are inherently subject to uncertainties and a wide variety of significant business, economic and competitive risks, including those referred to below under “Forward Looking Statements.” Actual results may vary significantly from those contemplated by the forecasts. As a result, we caution investors not to place undue reliance on them.

FORWARD-LOOKING STATEMENTS

This Form 8-K contains “forward-looking statements” concerning our business, operations and financial performance and condition. When we use the words “estimates,” “expects,” “forecasts,” “anticipates,” “projects,” “plans,” “intends,” “believes” and variations of such words or similar expressions in this Form 8-K, we intend to identify forward-looking statements.

We have based our forward-looking statements on our current assumptions, expectations and projections about future events. We have expressed our assumptions, expectations and projections in good faith, and we believe there is a reasonable basis for them. However, we cannot assure you that our assumptions, expectations or projections will prove to be accurate.

A number of risks and uncertainties could cause our actual results to differ materially from the forward-looking statements contained in this Form 8-K. Important factors that could cause our actual results to differ materially from the forward-looking statements are set forth in this Form 8-K, including the factors described under the heading “Risk Factors” in our filings with the Securities and Exchange Commission. These risks, uncertainties and other important factors include, among others:

•	loss of key suppliers or significant customers;

•	termination or curtailment of material contracts;

•	changes in demand or prevailing market prices for the products and services we sell;

•	changes in economic conditions;

•	increased competition;

•	failure to realize anticipated benefits from our agreements;

•	changes in our business strategy;

•	changes in government regulations and policies;

•	limited operational flexibility due to our substantial leverage;

•	foreign currency fluctuations and devaluations in our foreign markets; and

•	foreign political instability and acts of war or terrorism.

Other factors may cause our actual results to differ materially from the forward-looking statements. These forward-looking statements speak only as of the date of this Form 8-K and, except as required by law, we do not undertake any obligation to publicly update or revise our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVIALL, INC.

By:	/s/ Colin M. Cohen
Name: Title:	Colin M. Cohen Vice President and Chief Financial Officer

Date: June 25, 2003